234 Ninth Avenue North	T 206-624-3357
Seattle, WA	F 206-624-6857
98109	www.jonessoda.com

JONES SODA CO. APPOINTS INTERIM CFO

December 15, 2005	Trading Symbol: NASDAQ: JSDA

	TSX-V:	JSD

Seattle, Washington U.S.A. – Jones Soda Co. (the “Company” or “Jones”), announced today the appointment of James M. Mullen as the Company’s interim Chief Financial Officer. Mr. Mullen, age 44, will provide his services under a contract with the Company. The Company expects to hire a permanent CFO in the first quarter of 2006 for which Mr. Mullen is a candidate. Mr. Mullen was most recently Vice President — Finance for aQuantive, Inc. from October 1999 until February 2005. From November 1997 until October 1999 he served as Corporate Controller for Teledesic LLC. From March 1993 to November 1997 he served as Director of Finance Operations for the Western Region of AT&T Wireless services.

Headquartered in Seattle, Washington, Jones Soda Co. manufactures its Jones Soda, Jones Naturals, Jones Energy, Jones Organics and Whoopass brands and sells them through its distribution network in select markets across North America and through several large national retail accounts. A leader in the premium soda category, Jones is known for its innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers and everywhere you’d never expect to find a soda.

For further information, contact:

Peter van Stolk, Jones Soda Co.

(206) 624-3357 or pvs@jonessoda.com

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